EXHIBIT 99.1
                                                                    ------------
[GRAPHIC OMITTED -
 COMPANY LOGO]
HAWAIIAN AIRLINES


FOR IMMEDIATE RELEASE                   Contact:   Keoni Wagner
Thursday, April 24, 2003                           (808) 838-6778
                                                   wagner@HawaiianAir.com

                                                   Sandra Sternberg
                                                   Sitrick And Company
                                                   (310) 788-2850

              HAWAIIAN AIRLINES RECEIVES EXTENSION FROM TWO LESSORS

 COURT APPROVES REJECTION OF TWO AIRCRAFT LEASES, ALTERNATIVE FLEET ARRANGEMENTS


         HONOLULU - Hawaiian Airlines, Inc., subsidiary of Hawaiian Holdings, Inc. (AMEX and PCX: HA), announced today it has reached agreement with two of its aircraft lessors to extend by at least 30 days the 60-day period under
Section 1110 of the U.S. Bankruptcy Code during which aircraft rents are deferred and no action may be taken on the part of the aircraft owner while the parties negotiate new lease terms.

         The Company also announced that it received Court approval to reject the leases for two new Boeing 767-300ER aircraft yet to be delivered, during a court hearing yesterday. The Company was also granted Court permission to enter into term sheets on wet lease or dry lease arrangements to replace aircraft under lease with existing aircraft lessors in the event that ongoing lease negotiations ultimately prove unsuccessful.

         "We are pleased that we will be able to continue working with Boeing on a restructuring of our leases until June 27 and with International Lease Finance until June 21," said John W. Adams, chairman and chief executive officer of Hawaiian Airlines.


                P.O. Box 30008 / Honolulu / Hawaii / 96820-0008

         "We are hopeful that we can achieve a mutually satisfactory conclusion in the time allotted. However, should this not come to pass, we now have court approval to pursue alternative fleet arrangements in order to prevent any interruption in our operations."

         On March 21, 2003 Hawaiian Airlines filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Hawaii in Honolulu.

ABOUT HAWAIIAN AIRLINES

         Founded in Honolulu 73 years ago, Hawaiian Airlines is Hawaii's longest-serving and largest airline. The nation's 12th largest airline, it is also the second-largest provider of passenger service between the West Coast and Hawaii.

         Hawaiian Airlines currently provides up to 30 nonstop daily flights between nine cities on the U.S. mainland and Hawaii, along with weekly service between Honolulu and American Samoa and Tahiti. The airline also provides charter service between Honolulu and Anchorage, Alaska.

         Hawaiian Airlines takes great pride in its innovative onboard service programs that highlight and promote the people and culture of Hawaii. The airline has earned numerous international awards for service in recent years, including the 2001 Zagat Survey's award for Best Overall U.S. Airline in the Premier category, and the 2001 Diamond Award for In-Flight Service from Onboard Services magazine. Hawaiian Airlines was rated third highest in TRAVEL & LEISURE magazine's most recent ranking of the Top 10 U.S. Airlines.

         Additional information on Hawaiian Airlines, including previously issued company news releases, is available on the airline's Web site at www.hawaiianair.com.
-------------------

CAUTIONARY STATEMENT

         This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the current views of the company with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of the company which may cause the actual results of the company to be materially different from any future results, expressed or implied, in such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the company to continue as a going concern; the ability of the company to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; the ability of the company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 case; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 Trustee or to convert the case to a Chapter 7 case; the ability of the company to obtain and maintain normal terms with vendors and service providers; the ability of the company to maintain contracts that are critical to its operations; the potential adverse impact of the Chapter 11 case on the liquidity or results of operations of the company; the ability of the company to fund and execute its business plan; the ability of the company to attract, motivate and/or retain key executives and associates; the ability of the company to attract and retain customers; demand for transportation in the markets in which the company operates; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs; financing costs; the cost and availability of aircraft insurance; aviation fuel costs; security-related costs; competitive pressures on pricing (particularly from lower-cost competitors); weather conditions; government legislation and regulation; consumer perceptions of the products of the company; and other risks and uncertainties set forth from time to time in the company's reports to the U.S. Securities and Exchange Commission.

         Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the various pre-petition liabilities of Hawaiian Airlines and the common stock and/or other equity securities of the Company. No assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these constituencies, and it is possible that the Company's equity will be restructured in a manner that will substantially reduce or eliminate any remaining value. Accordingly, the Company urges that the appropriate caution be exercised with respect to existing and future investments in any of these liabilities and/or securities.